Exhibit 8.1

THE WARNER 1299 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20004-2400 TEL +1 202.639.7700 FAX +1 202.639.7890 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

April 15, 2016

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO  80112

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (“Liberty”), we have examined and are familiar with the Registration Statement on Form S-4, as amended (File No. 333-208699) (the “Registration Statement”), which was filed by Liberty on February 18, 2016 with the Securities and Exchange Commission (the “SEC”) for the purpose of registering, under the Securities Act of 1933, as amended (the “Securities Act”), the reclassification (the “Reclassification”), whereby at the effective time:

•                  each outstanding share of Liberty’s Series A common stock, par value $.01 per share (the “Series A Common Stock”), will be converted into and exchanged for 0.1 of a share of Series A Liberty Braves common stock, par value $.01 per share (the “Series A Liberty Braves Common Stock”), one share of Series A Liberty SiriusXM common stock, par value $.01 per share (the “Series A Liberty SiriusXM Common Stock”), and 0.25 of a share of Series A Liberty Media common stock, par value $.01 per share (the “Series A Liberty Media Common Stock”);

•                  each outstanding share of Liberty’s Series B common stock, par value $.01 per share (the “Series B Common Stock”), will be converted into and exchanged for 0.1 of a share of Series B Liberty Braves common stock, par value $.01 per share (the “Series B Liberty Braves Common Stock”), one share of Series B Liberty SiriusXM common stock, par value $.01 per share (the “Series B Liberty SiriusXM Common Stock”), and 0.25 of a share of Series B Liberty Media common stock, par value $.01 per share (the “Series B Liberty Media Common Stock”); and

•                  each outstanding share of Liberty’s Series C common stock, par value $.01 per share (the “Series C Common Stock,” and together with the Series A Common Stock and the Series B Common Stock, the “Old Liberty Common Stock”), will be converted into and exchanged for 0.1 of a share of Series C Liberty Braves common stock, par value $.01 per share (the “Series C Liberty Braves Common Stock,” and together with the Series A Liberty Braves Common Stock and the Series B Liberty Braves Common Stock, the “Liberty Braves Common Stock”), one share of Series C Liberty SiriusXM common stock, par value $.01 per share (the “Series C Liberty SiriusXM Common Stock,” and together with the Series A Liberty SiriusXM Common Stock and the Series B Liberty SiriusXM Common Stock, the “Liberty SiriusXM Common Stock”), and 0.25 of a share of Series C Liberty Media common stock, par value $.01 per share (the “Series C Liberty

Media Common Stock,” and together with the Series A Liberty Media Common Stock and the Series B Liberty Media Common Stock, the “Liberty Media Common Stock”).

The terms of the Reclassification, the Liberty Braves Common Stock, the Liberty SiriusXM Common Stock, and the Liberty Media Common Stock are described in the proxy statement/prospectus (the “Proxy Statement”) which forms a part of the Registration Statement.  We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading “Material U.S. Federal Income Tax Consequences” (the “Discussion”), which is premised upon the provision by us of this opinion and the accuracy of the facts, information, statements, representations, covenants, and assumptions upon which this opinion is based.  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this opinion, we have examined and relied upon the facts, information, statements, representations, and covenants contained in (i) the representation letter, dated as of the date hereof, that was provided to us by Liberty, (ii) the Proxy Statement, (iii) the Restated Certificate of Incorporation of Liberty, which will be in effect at the effective time of the Reclassification, and (iv) such other documents and records, and information provided to us by Liberty, as we have deemed necessary or appropriate as a basis for this opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  This opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, representations, and covenants set forth in each of the documents referred to above.  This opinion further assumes that all of the facts, information, statements, representations, and covenants set forth in the representation letter referred to above are true, correct, and complete without regard to any qualification for knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Reclassification will be consummated in the manner described in the Proxy Statement, and that none of the terms and conditions of the Reclassification will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions or any breach of any of the aforementioned covenants could adversely affect this opinion.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

•                  the Reclassification will be treated as a “reorganization,” within the meaning of Section 368(a) of the Code;

•                  the Liberty Braves Common Stock, Liberty SiriusXM Common Stock, and Liberty Media Common Stock issued in the Reclassification will be treated as stock of Liberty for U.S. federal income tax purposes;

•                  no gain or loss will be recognized by Liberty as a result of the Reclassification;

•                  holders of Old Liberty Common Stock will not recognize income, gain or loss as a result of the receipt of shares of Liberty Braves Common Stock, Liberty SiriusXM Common Stock, and Liberty Media Common Stock in the Reclassification (except with respect to the receipt of cash in lieu of fractional shares of our Liberty Braves Common Stock, Liberty SiriusXM Common Stock, and Liberty Media Common Stock); and

•                  the Liberty Braves Common Stock, Liberty SiriusXM Common Stock, and Liberty Media Common Stock issued in the Reclassification will not constitute “Section 306 stock,” within the meaning of Section 306(c) of the Code.

This opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof.  There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  This opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court and will not preclude the IRS or such court from adopting a contrary position.  We express no other opinion as to the U.S. federal tax consequences, and express no opinion as to the state, local, foreign, or other tax consequences, of the Reclassification.

This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.  Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.